EXHIBIT 11

                         NEWELL CO. AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS
                          PER SHARE OF COMMON STOCK
                    (In thousands, except per share data)
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                                                          Three Months Ended                   Nine Months Ended
                                                             September 30,                       September 30,
                                                   --------------------------------     -------------------------------
                                                        1998              1997*             1998              1997*
                                                   --------------    ---------------    --------------    --------------
     Basic Earnings per Share:
         Net Income                                $       99,166    $        87,257    $      336,806     $     201,915
         Weighted avg. shares outstanding                 162,623            162,206          162,501            162,141
             Basic Earnings per Share               $         0.61   $          0.54    $         2.07     $        1.25

     Diluted Earnings per Share:
         Net Income                                $       99,166    $        87,257    $      336,806     $     201,915
         Minority interest in income of
             Subsidiary trust, net of tax                    4,035                              12,070
                                                    --------------   ---------------    --------------    --------------
         Net Income, assuming conversion
             of all applicable securities           $     103,201    $        87,257    $      348,876     $     201,915

         Weighted avg. shares outstanding                 162,623            162,206           162,501           162,141
         Incremental common shares
             applicable to common stock
             options based on the market
             price during the period                           807               640               686               640
         Average common shares issuable
             assuming conversion of the
             Company-Obligated
             Mandatorily Redeemable
             Convertible Preferred Securities
             of a Subsidiary Trust                           9,865                               9,865
                                                    --------------   ---------------    --------------    --------------
         Weighted avg. shares outstanding
             assuming full dilution                        173,295           162,846           173,052           162,781
             Diluted Earnings per Share,
             assuming conversion of all
             applicable securities                  $         0.60   $          0.54    $         2.02     $        1.24


   * Restated for the merger with Calphalon Corporation on May 7, 1998, which was accounted for as a pooling of interests.

                                    -30-
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